Exhibit 4.1

AMENDMENT NO. 1
TO THE
SIXTH AMENDED AND RESTATED AGENCY AGREEMENT

in respect of

TOYOTA MOTOR CREDIT CORPORATION’S
EURO MEDIUM-TERM NOTE PROGRAM

This Amendment No. 1, dated as of March 4, 2011, is made to the Sixth Amended and Restated Agency Agreement, dated as of September 28, 2006 (the “Agreement”), by and among Toyota Motor Credit Corporation (the “Company”), The Bank of New York Mellon, acting through its London branch (the successor to JPMorgan Chase Bank, N.A.), as Agent (the “Agent”), and The Bank of New York Mellon Luxembourg S.A. (the successor to J.P. Morgan Bank Luxembourg S.A.), as Paying Agent (the “Paying Agent”), in respect of the Company’s Euro Medium-Term Note Program (the “Program”).  Except as otherwise defined herein, capitalized terms used herein shall have the same meanings ascribed to them in the Agreement.

WHEREAS, the Company desires to amend the Agreement and to amend Condition 10 (Negative Pledge) of the Terms and Conditions of the Notes (the “Amendments”) attached to or incorporated by reference in each Series of Notes identified in Schedule I hereto (the “Affected Notes”).

WHEREAS, Clause 28 (Amendments: Meetings of Holders) of the Agreement and Condition 12 (Meetings, Modifications and Waivers) set forth in the Terms and Conditions of the Notes attached to or incorporated by reference in the Affected Notes provide, in part, that, subject to certain inapplicable exceptions, the Agreement and the Terms and Conditions of the Notes may be amended with the consent of the holders of not less than a majority in aggregate nominal amount of the Notes then outstanding affected by such amendment.

WHEREAS, the holders of not less than a majority in aggregate nominal amount of the Notes outstanding affected by the Amendments have consented to the Amendments.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement and to amend Condition 10 (Negative Pledge) of the Terms and Conditions of the Notes attached to or incorporated by reference in the Affected Notes in its entirety as follows:

 “10.           Negative Pledge

So long as any of the Notes remains outstanding (as defined in Condition 12), TMCC will not create or permit to be outstanding any mortgage, pledge, lien, security interest or other charge (each a “Security Interest”) (other than a Permitted Security Interest (as defined below)) for the benefit of the holders of any Relevant Indebtedness (as defined below) on the whole or any part of its property or assets, present or future, to secure any

Relevant Indebtedness issued or expressly guaranteed by TMCC or in respect of which TMCC has given any indemnity without in any such case at the same time according to the Notes the same security as is granted or is outstanding in respect of such Relevant Indebtedness or such guarantee or indemnity or such other security as shall be approved by the written consent of holders of a majority in aggregate principal amount of the Notes then outstanding affected thereby, or by resolution adopted by the holders of a majority in aggregate principal amount of the Notes then outstanding present or represented at a meeting of the holders of the Notes affected thereby at which a quorum is present, as provided in the Agency Agreement; provided, however, that such covenant will not apply to Security Interests securing outstanding Relevant Indebtedness which does not in the aggregate at any one time exceed 20 percent of Consolidated Net Tangible Assets (as defined below) of TMCC and its consolidated subsidiaries. For the purposes of this Condition 10:

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of TMCC and its consolidated subsidiaries, all as set forth on the most recent balance sheet of TMCC and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles as practiced in the United States;

“Relevant Indebtedness” shall mean any indebtedness in the form of or represented by bonds, notes, debentures or other securities which have a final maturity of more than a year from the date of their creation and which are admitted to trading on one or more stock exchanges;

“Permitted Security Interest” shall mean:

(i)	any Security Interest arising by operation of law or any right of set-off;

(ii)
any Security Interest granted by TMC in favor of a TMC subsidiary (as defined below) (while such beneficiary remains a TMC subsidiary) or by one TMC subsidiary in favor of another TMC subsidiary (while such beneficiary remains a TMC subsidiary);

(iii)
any Security Interest created in connection with, or pursuant to, a limited-recourse financing, securitization or other like arrangement where the payment obligations in respect of the indebtedness secured by the relevant Security Interest are to be discharged from the revenues generated by assets over which such Security Interest is created (including, without limitation, receivables); and

“TMC subsidiary” means any of TMC’s subsidiaries consolidated in accordance with generally accepted accounting principles in the United States.”

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Agreement as of the date first above written.

The Company

TOYOTA MOTOR CREDIT CORPORATION
19001 South Western Avenue, EF12
Torrance, California 90501

Telephone:	(310) 468-4076
Fax:	(310) 468-6194
Attention:	Vice President – TMCC Treasury and FP&A

By:	/s/ George E. Borst
George E. Borst
President and Chief Executive Officer

S-1

The Agent

The Bank of New York Mellon, acting through its London branch
One Canada Square
Canary Wharf
London E14 5AL
United Kingdom

Fax:	+44 207 964 2536
Email:	corpsovaame@bnymellon.com
Attention:	Corporate Trust Administration

By:	/s/ Trevor Blewer
Name:	Trevor Blewer
Title:	Authorized Signatory

The Paying Agent

The Bank of New York Mellon Luxembourg S.A.
Vertigo Building – Polaris
2-4 rue Eugene Ruppert
L-2453 Luxembourg

Fax:	+352 34 2020 5630
Attention:	Peter Bun

By:	/s/ Trevor Blewer
Name:	Trevor Blewer
Title:	Authorized Signatory

S-2

Schedule I

Series of Notes Amended

Title of Notes	ISIN / Common Code
3.143% Notes due 27 June 2011	XS0170908288 / 017090828
4.219% Notes due 28 July 2011	XS0173536672 / 017353667
6.02 per cent. Fixed Rate Notes due 27th December, 2011	XS0140542605 / 014054260
4.587% Notes due 24 September 2012	XS0176815164 / 017681516
4.438% Notes due 19 December 2012	XS0182760974 / 018276097
3.482% Notes due 26 June 2013	XS0170907801 / 017090780
4.553% Notes due 30 July 2013	XS0173536326 / 017353632
4.857% Notes due 28 October 2013	XS0179168405 / 017916840
4.584% Notes due 19 December 2013	XS0182761436 / 018276143

I-1